Filed Pursuant to Rule 424B3

Securities Act File No. 333-228959

Minimum Offering of 1,500,000 Shares

Maximum Offering of 100,000,000 Shares

YieldStreet Prism Fund Inc.

Supplement No. 13 dated December 15, 2022

to

Prospectus and Statement of Additional Information dated March 31, 2021

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of YieldStreet Prism Fund Inc. (the “Company”) dated March 31, 2021, as amended or supplemented (the “Prospectus”), and the Company’s Statement of Additional Information, dated March 31, 2021, as amended or supplemented (the “SAI”), and should be read together with the Prospectus, as amended or supplemented through the date of this supplement.

You should carefully consider the “Risk Factors” beginning on page 35 of the Prospectus before you decide to invest.

- PROSPECTUS -

MANAGEMENT

Ms. Lupo has resigned as an employee of Yieldstreet and as the Chief Financial Officer and Treasurer of the Company effective December 8, 2022. Mr. Timothy Schott has been appointed by our Board of Directors to replace Ms. Lupo has both the Chief Financial Officer and Treasurer of the Company effective December 8, 2022. Additionally, Ms. Audrey Qin has been appointed by our Board of Directors as Controller of the Company effective December 8, 2022. References to Ms. Lupo in the “Information about Executed Officers Who are Not Directors” section of page 95 of the Company’s Prospectus are amended as of such date to reflect her resignation from Yieldstreet and the Company, and are replaced in their entirety by the following:

Name, Address and Age	Position(s) Held within Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Timothy Schott, 300 Park Avenue, 15th Floor, New York NY 10022, 52	Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer since December 2022	Chief Financial Officer, Yieldstreet, since July 2022; Chief Financial Officer, Associate Capital Group Inc., 2021-2022; Chief Accounting Officer, Tiptree Inc., 2016-2020
Audrey Qin, 300 Park Avenue, 15th Floor, New York NY 10022, 31	Controller	Controller since December 2022	Controller, Yieldstreet, since October 2022; Audit Senior Manager, PricewaterhouseCoopers LLP, 2013-2022

Timothy Schott. Mr. Schott has served as Chief Financial Officer of Yieldstreet since July 2022 and Chief Financial Officer and Treasurer of the Company since December 2022. Prior to joining Yieldstreet, he served as Chief Financial Officer of Associated Capital Group, a New York Stock Exchange-listed registered alternative investment adviser, from 2021-2022, and Chief Accounting Officer of Tiptree Inc., a Nasdaq-listed private equity holding company from 2016-2022. Previously, Mr. Schott was employed as Global Finance, Director of Accounting Policy at Lazard Ltd., from 2011-2016, and at Deloitte & Touche, LLP, from 1992-2011, where he served most recently as a Partner. Mr. Schott earned his Bachelor of Science degree in accounting from Fairfield University. He is a licensed certified public accountant in the State of New York and is a member of the American Institute of Certified Public Accountants.

Audrey Qin. Ms. Qin has served as Controller at Yieldstreet since October 2022 and Controller of the Company since December 2022. Prior to joining Yieldstreet, she was employed at PricewaterhouseCoopers LLP from 2013 through 2022 most recently as Audit Senior Manager. Ms. Qin earned her Bachelor of Science degree in business administration from Boston University. She is a licensed certified public accountant in the State of New York and Commonwealth of Massachusetts and is a member of the American Institute of Certified Public Accountants.

- SAI -

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

Ms. Lupo has resigned as an employee of Yieldstreet and as the Chief Financial Officer and Treasurer of the Company effective December 8, 2022. Mr. Timothy Schott has been appointed by our Board of Directors to replace Ms. Lupo has both the Chief Financial Officer and Treasurer of the Company effective December 8, 2022. Additionally, Ms. Audrey Qin has been appointed by our Board of Directors as Controller of the Company effective December 8, 2022. References to Ms. Lupo in the table in the “Control Persons and Principal Stockholders” section beginning on page SAI-6 of the SAI are amended as of such date to reflect her resignation from Yieldstreet and the Company.

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